Exhibit 99.1

Team Financial, Inc.

NEWS

FOR IMMEDIATE RELEASE	For More Information Contact:
Sandra J. Moll
Chief Operating Officer
Team Financial, Inc.
(913) 294-9667
sandym@teamfinancialinc.com
http://www.teamfinancialinc.com

Team Financial, Inc. Announces Third Quarter Results

PAOLA, Kansas, December 8, 2008 — Team Financial, Inc. (the Company, Nasdaq: TFIN) has filed its Form 10-Q for the three and nine months ended September 30, 2008 and announced a net loss of $10.0 million, or $2.79 basic and diluted loss per share, for the three months ended September 30, 2008, compared to net income of $908,000 or $0.25 basic and diluted income per share, for the three months ended September 30, 2007.  For the nine months ended September 30, 2008, the Company incurred a net loss of $23.5 million, or $6.53 basic and diluted loss per share, compared to net income of $3.5 million, or $0.97 basic and $0.95 diluted income per share for the nine months ended September 30, 2007.

The Company did not file its Form 10-Q timely this quarter because it needed additional time to complete its financial statements.  This process included an analysis of the impacts of several recent changes in the Company’s operating environment to its financial statements so that those results could be disclosed in accordance with U.S. Generally Accepted Accounting Principles.  Interim TeamBank President Sandra J. Moll said, “We wanted to ensure that the information we were providing to our shareholders was materially accurate and complete.  In doing so, we obtained an independent loan review of over 75% of our loan portfolio, we have reassessed our securities portfolio, and we have incorporated the tax effects of exercising our option to receive cash on our bank owned life insurance policies held at TeamBank, the results of which were all reflected in our September 30th financial statements.”

During the three months ended September 30, 2008, the Company recorded $5.6 million in provisions for loan losses as it was determined during the quarter that additional provisions for loan losses would be made to absorb potential losses in the loan portfolio related to the further decline in the real estate market in the Company’s areas of operation.  The net loss during the three months ended September 30, 2008 was also driven by $3.7 million in other than temporary impairments in its investment portfolio and an adjustment to the Company’s deferred tax asset through the establishment of a valuation reserve.  The net loss of $23.5 million during the nine months ended September 30, 2008 was primarily due to a non-cash $10.7 million impairment charge for the write-off of goodwill associated with Colorado National Bank and TeamBank during prior quarters, coupled with $12.3 million in provisions for loan losses, $4.6 million in other than temporary impairments in its investment portfolio, and the adjustment to the abovementioned deferred tax asset adjustment of approximately $2.8 million.

“We continue to be challenged by the economy in our areas of operations, but we have knowledgeable employees who continue to provide quality banking services to our customers.  Our bank deposits are FDIC insured up to the applicable limits and our employees have reassured our customers through these challenging times.  We are very appreciative of our banks’ customers as we work through this challenging economy and our employees are available to help their needs,” said Moll.

Team Financial, Inc. is a financial services company with $766 million in total assets.  It operates in the Kansas City metropolitan area, southeastern Kansas, western Missouri, the Omaha, Nebraska metropolitan area, and in the Colorado Springs, Colorado metropolitan area.  The Company offers a full range of consumer and corporate banking services, including small business loans, mortgage loans, trust services, and investment and brokerage services.  For additional information on Team Financial, Inc., visit its Web site at http://www.teamfinancialinc.com or call 913-294-9667.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical income and those presently anticipated or projected.  The Company cautions readers not to place undue reliance on any such forward looking statements, which speak only as of the date of this release.  Such risks and uncertainties include those detailed in the Company’s filings with the Securities and Exchange Commission, risks of adversely changing results of operations, risks related to the Company’s expansion strategies, risks relating to loans and investments, including the effect of the change of the local economic conditions, risks associated with the adverse effects of the changes in interest rates, and competition for the Company’s customers by other providers of financial services, all of which are difficult to predict and many of which are beyond the control of the Company.

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